Exhibit 23.1
Consent of Ernst & Young LLP,
Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-55354, 333-55378, 333-146845, & 333-146846), pertaining to BearingPoint, Inc.’s Employee Stock Purchase Plan and its 2000 Long-Term Incentive Plan, of our reports dated February 26, 2008 with respect to the 2007 consolidated financial statements of BearingPoint, Inc. and the effectiveness of internal control over financial reporting of BearingPoint, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2007.
/s/ Ernst & Young LLP
McLean, Virginia
February 26, 2008